PURCHASE AND SALE AGREEMENT

ELDORADO MINERAL LEASES

BETWEEN

ALBERTA STAR DEVELOPMENT CORP.

AND

SOUTH MALARTIC EXPLORATION INC.

Dated as of the 14th day of Nov, 2005

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 14th day of Nov, 2005

AMONG:

ALBERTA STAR DEVELOPMENT CORP., a company existing under the laws of the Province of Alberta and having its head office at 200 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(“Alberta Star”)

AND:

SOUTH MALARTIC EXPLORATION INC., a company existing under the laws of the Province of Quebec and having its head office at 1745, chemin Sullivan, Val-d’Or, Quebec. J9P 1M8

(the “Vendor”)

WHEREAS:

A. The Vendor is the registered and beneficial owner of a 50% interest in three mineral leases totalling 263.22 acres (106.52 hectares), at Port Radium on Great Bear Lake, NWT, known as the Eldorado Uranium mineral claims, located approximately 263 miles north of Yellowknife, Northwest Territories which claim is more particularly described in Schedule “A” to this Agreement (collectively, the " Lease Claims");

B. The Vendor has agreed to sell and Alberta Star has agreed to purchase a 50% right, interest and title in and to the Lease Claims upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1. VENDORS’ REPRESENTATIONS

1.1 The Vendor represents and warrants to Alberta Star that:

(a) the Vendor is the registered and beneficial owners of a 50% interest in the Lease Claims and holds the right to transfer title to the Lease Claims;

(b) the Vendor hold its interest in the Lease Claims free and clear of all liens, charges and claims of others, and the Vendor has a free and unimpeded right of access to the Claims and has use of the Claims surface for the herein purposes;

(c) the Lease Claims have been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Northwest Territories and is in good standing in the Northwest Territories as of the date of this Agreement;

(d) there are no adverse claims or challenges against or to the Vendors’ ownership of or title to their interest in the Lease Claims nor to the knowledge of any of the Vendors is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Lease Claims or any portion thereof;

(e) the Vendor has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which any of the Vendor is a party or by which they are bound or to which they are subject; and

(f) No proceedings are pending for, and the Vendor is unaware of any basis for, the institution of any proceedings which could lead to the placing of any of them in bankruptcy, or in any position similar to bankruptcy.

1.2 The representations and warranties of the Vendor set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Alberta Star has relied in entering into this Agreement and shall survive the acquisition of any interest in the Lease Claims by Alberta Star.

1.3 The Vendor will indemnify Alberta Star from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Vendor and contained in this Agreement.

1.4 Alberta Star will indemnify and hold the Vendor harmless against, any and all rehabilitation, reclamation and environmental obligations and /or liabilities which may exist or may arise in the future due to past present or future activities on the Lease Claims:

2. ALBERTA STAR'S REPRESENTATIONS

Alberta Star warrants and represents to the Vendor that it is a body corporate, duly incorporated under the laws of the Province of Alberta with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3. SALE OF CLAIMS

3.1  The Vendor hereby sells to Alberta Star and Alberta Star hereby purchases from the Vendor all of the right, title, benefit and interest of the Vendor in and to the Lease Claims, a 50% undivided right, title and interest in and to the Lease Claims under the following conditions.;

(a) payment by Alberta Star to the Vendor of an amount of $20,000 payable by certified cheque on the date of closing;

(b) assumption by Alberta Star of all of the Vendor’s obligations, responsibilities, liabilities, costs and expenses whatever kind and nature in respect of the lease claims arising directly or indirectly form any impairment or damage to the environment, including decommissioning or removal of any structures or equipment and the restoration of the surface or subsurface, and any other matter relating to surface, subsurface air, groundwater contamination, the presence, use, storage, treatment, disposal or release of any hazardous or toxic substances or materials;

(c) Furnishing by the Vendor to Alberta Star, via Fedex within 2 days of closing, all of the available property data and historical data in it’s possession, which include property reports, maps, assay reports, historical data, and production records pertaining to the Lease Claims.

(d) Execution and signing by the Vendor all of the documents required to validly transfer the ownership of the Lease Claims to Alberta Star:

(e) Furnishing by the Vendor to Alberta Star all of the contact information in its possession pertaining to the ownership of the other 50% of the Lease Claims, including the contact persons, the company name, and the company address and phone numbers.

4. CLOSING

The sale and purchase of the interest in the Lease Claims shall be closed on the 2nd business day following execution by both parties of the present agreement or following TSX Venture Exchange acceptance for filing, if required.

5. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

6. NOTICE

6.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the address for each party first noted above.

7. RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party a partner, agent or legal representative of the other party.

8. FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

9. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

10. TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

11. CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of Canada.

12. NONSEVERABILITY

This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

13. APPLICABLE LAW

The situs of the Agreement is Val D’or, Quebec, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Quebec.

14. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

15. COUNTERPARTS

This Agreement may be executed in several parts, and by facsimile, in the same form and such parts so executed shall together constitute one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ALBERTA STAR DEVELOPMENT CORP.

PER: /s/ Tim Coupland

Authorized Signatory

SOUTH MALARTIC EXPLORATION INC.

PER: /s/ Leon Methot

Authorized Signatory

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF NOV 14th, 2005

BETWEEN ALBERTA STAR DEVELOPMENT CORP.,

AND SOUTH MALARTIC EXPOLORATION INC.

The Eldorado Uranium Lease Claims are located at Port Radium, approximately 263 miles North of Yellowknife, Northwest Territories and have the following description:

Schedule “A”

“ELDORADO MINERAL LEASES”

Name	Tag Number	Map Sheet	Acreage
Lease #3032	Uranium #1 (Lease)	86L01	74.92
Lease #3033	Uranium #2 (Lease)	86L01/86K04	110.72
Lease #3034	Uranium #3 (Lease)	86L01/86K04	77.58
	106.52 Hectares	Total Acres	263.22